BURNHAM HILL PARTNERS

A DIVISION OF PALI CAPITAL INC.

570 LEXINGTON AVENUE
NEW YORK, NEW YORK 10022

TEL 212-980-2200
FAX 212-980-9466

May 19, 2005

CONFIDENTIAL

Mr. David Trachtenberg
Glowpoint, Inc.
225 Long Avenue
Hillside, NJ 07205

Dear Mr. Trachtenberg:

This agreement confirms the engagement of Burnham Hill Partners, a division of Pali Capital, Inc. ("BHP") by Glowpoint, Inc. ("GLOW" or the "Company") as financial advisor in connection with potential strategic transactions, which may include an acquisition, partnership, strategic alliance merger or sale (a "Strategic Transaction"). The engagement shall have term of six months, which term may be extended upon mutual written agreement of the parties.

As part of our engagement, at the Company's request, we will:

(a) assist you in analyzing and evaluating the business, operations and financial position of each suitable prospect for a Strategic Transaction;

(b) assist the Company with its due diligence efforts related to each potential Strategic Transaction;

(c) assist the Company in structuring and negotiating each Strategic Transaction; and

(d) be available at the Company's request to meet with your Board of Directors to discuss any proposed Strategic Transaction and its financial implications.

In connection with BHP's engagement hereunder, the Company shall compensate BHP and its designees as set forth below:

(a) The Company shall issue to BHP and its designated assigns 100,000 common stock warrants exercisable at $1.50 per share (the "Advisory Warrants"). The Advisory Warrants shall have term of five years and shall be in same form as the BHP Warrants issued on September 23, 2003 and

(b) The Company shall modify the currently outstanding warrants listed below as follows:

1) Warrant W-2 for 60,000 shares dated August 8, 2001 shall have the expiration date extended to December 31, 2009.

2) Warrant HC1-2 for 50,000 shares dated June 14, 2000 shall have the expiration date extended to December 31, 2009.

3) Warrant HC2-2 for 18,500 shares dated June 14, 2000 shall have the expiration date extended to December 31, 2009.

c) In connection with the Closing of a transaction with ACT Teleconferencing, BHP shall be paid a cash fee of $100,000. Other cash compensation to be paid under this Agreement, shall be negotiated in good faith between the parties and agreed to in advance prior to undertaking advisory activity on a particular assignment.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by recognized overnight courier or personally delivered (a) if to the Company, to Glowpoint's office at 225 Long Avenue, Hillside, NJ 07205. Attention: David Trachtenberg, President and Chief Executive Officer; and (b) if to BHP, to its office at 570 Lexington, 3rd Floor, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No financial advice rendered by BHP pursuant to this Agreement may be disclosed publicly without BHP's prior written approval, except as may be required by law, regulation or court order.

This Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State. The Company may terminate this Agreement with thirty days written notice.

If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not effect such provision in any other respect or any other provision of this Agreement. The Indemnification Agreement entered into between the Company and BHP shall apply to this Agreement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to BHP the enclosed duplicate copy of this Agreement.

Very truly yours,
Burnham Hill Partners, a division of Pali Capital, Inc.

By:____________________________
Name: Jason T. Adelman
Title: Managing Director

Accepted and agreed to as of the date first written above

Glowpoint, Inc.

By:____________________
Name:
Title: